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Laura Hansen, Ph.D.

Senior Director, Corporate Communications

Threshold Pharmaceuticals

Phone: 650-474-8206

E-mail: lhansen@thresholdpharm.com

Threshold Pharmaceuticals Announces Preliminary Data from

Phase 1/2 Study of TH-302 in Combination with Bevacizumab

in Patients with Recurrent Glioblastoma

Vienna, Austria – September 30, 2012 – Threshold Pharmaceuticals, Inc. (NASDAQ: THLD) today announced preliminary data from an ongoing dose-escalation Phase 1/2 clinical trial of its investigational hypoxia-targeted drug TH-302 in combination with bevacizumab in patients with recurrent glioblastoma. No dose-limiting toxicity has been reported to date in the first two dose cohorts (240 mg/m2 TH-302 plus bevacizumab and 340 mg/m2 TH-302 plus bevacizumab); dose escalation is ongoing. Preliminary results in six patients show a median time to progression (worsening of disease) of 128 days compared with a median time to progression of 89.5 days these same patients experienced while taking single-agent bevacizumab prior to study enrollment. The results were presented in a poster at the European Society for Medical Oncology (ESMO) 2012 Congress taking place September 28 – October 2, 2012, in Vienna, Austria (Abstract 435TiP).

“These very early data from a small number of patients are providing first insight into potential combination of TH-302 with bevacizumab in treating patients with recurrent glioblastoma,” said Andrew J. Brenner, M.D., Ph.D., Principal Investigator of the study and Clinical Investigator with the Institute for Drug Development at the Cancer Therapy and Research Center in San Antonio, Texas. “Safe and effective treatment options for this particularly aggressive cancer are urgently needed, and we look forward to further evaluation of TH-302 as dose escalation in this study continues.”

Glioblastoma remains an incurable malignancy with poor survival despite aggressive surgery and chemoradiation therapy. When glioblastoma recurs, a standard salvage therapy is bevacizumab, a biologic antibody designed to interfere with the tumor blood supply by directly binding to a protein called VEGF. Preclinical data suggest that antiangiogenic agents, such as bevacizumab, may increase tumor hypoxia, which supports the rationale for combining TH-302 – a drug designed to target and kill cells in hypoxic regions of the tumor – with bevacizumab in treating glioblastoma.

The study is enrolling patients with recurrent glioblastoma whose disease has progressed following initial treatment with bevacizumab and who are scheduled for debulking craniotomy (brain surgery to remove tumor tissue). Patients are randomized to treatment with a single dose of TH-302 (575 mg/m2) or placebo prior to surgery, followed by postoperative combination therapy of bevacizumab (10 mg/m2 every two weeks) and TH-302 dose-escalated 240-480 mg/m2 every 2 weeks (4 week cycle) until disease progression.

No dose limiting toxicity has been reported to date. There were no Grade 3 or 4 adverse events observed with 240 mg/m2 TH-302. One Grade 3 adverse event (skin ulceration) and no Grade 4 adverse events have been observed thus far in the second cohort at 340 mg/m2 TH-302. Data from the first six patients treated with TH-302 plus

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bevacizumab in the first two dose cohorts were presented at the ESMO 2012 Congress. Examination of surgical specimens revealed extensive areas of hypoxia. Five patients had stable disease including one patient with a target lesion best response by Response Assessment in Neuro-Oncology (RANO) criteria. One patient had progressive disease.

“We are pleased with these first data from combining TH-302 with bevacizumab to treat patients with glioblastoma,” said Barry Selick, Ph.D., Chief Executive Officer of Threshold. “We believe TH-302 has the potential to be complementary to targeted cancer therapies, and we will continue to evaluate its safety and efficacy in combination with a variety of antiangiogenic agents in different tumor types.”

About TH-302

TH-302 is a hypoxia-targeted drug designed to be activated under tumor hypoxic conditions, a hallmark of many cancers. Areas of low oxygen levels (hypoxia) are common in many solid tumors due to insufficient blood vessel growth. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be extremely hypoxic.

TH-302 has been investigated in over 700 patients in Phase 1/2 clinical trials to date in a broad spectrum of tumor types, both as a monotherapy and in combination with chemotherapy treatments and other targeted cancer drugs. Threshold has several additional ongoing clinical trials, the most advanced of which is a Phase 3 pivotal study evaluating TH-302 in combination with doxorubicin versus doxorubicin alone in patients with soft tissue sarcoma. In February 2012, Threshold signed a global license and co-development agreement for TH-302 with Merck KGaA, Darmstadt, Germany.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting Tumor Hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including statements regarding the potential therapeutic uses and benefits of TH-302 to treat patients with cancer. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Threshold's ability to enroll or complete its anticipated clinical trials, the time and expense required to conduct such clinical trials and analyze data, issues arising in the regulatory or manufacturing process and the results of such clinical trials (including product safety issues and efficacy results). Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which has been filed with the Securities and Exchange Commission on August 6, 2012 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors." We undertake no duty to update any forward-looking statement made in this news release.

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